(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 119 to the Registration Statement of Voya Funds Trust (Form N-1A No. 333-59745) of our report dated May 26, 2021 on the financial statements and financial highlights of Voya Floating Rate Fund, Voya GNMA Income Fund, Voya Government Money Market Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya Strategic Income Opportunities Fund (the "Funds") included in the Funds' annual report for the fiscal year ended March 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 29, 2021